Exhibit 5.2

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

January 27, 2020

Elanco Animal Health Incorporated
2500 Innovation Way
Greenfield, IN 46140

Registration Statement on Form S-3 ASR
(Registration No. 333- 235991)

Ladies and Gentlemen:

We have acted as special counsel to Elanco Animal Health Incorporated, an Indiana corporation (the “Company”), in connection with the Registration Statement on Form S-3 ASR (the “Registration Statement”) of the Company, filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Act”), and the rules and regulations thereunder (the “Rules”). You have asked us to furnish our opinion as to the legality of the securities being registered under the Registration Statement and which are being sold today pursuant to an Underwriting Agreement, dated January 22, 2020 (the “Underwriting Agreement”), by and among the Company and Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC and Citigroup Global Markets Inc., as representatives of the underwriters named on Schedule I thereto (the “Underwriters”). The Registration Statement relates to the registration under the Act of up to 11,000,000 tangible equity units, each unit to be composed of (i) a prepaid purchase contract (a “Purchase Contract”) for common stock, no par value per share, of the Company (“Common Stock”) and (ii) a senior unsecured amortizing note (an “Amortizing Note” and, together with a Purchase Contract, a “Unit”), that may be offered by the Company. The Amortizing Notes are to be issued under the Indenture, dated as of August 28, 2018 (the “Base Indenture”), between the Company and Deutsche Bank Trust Company Americas (the “Trustee”), as supplemented by the Second Supplemental Indenture, dated as of the date hereof (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”).

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In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents (collectively, the “Documents”):

1.      the Registration Statement;

2.      the preliminary prospectus supplement dated January 21, 2020 relating to the Units (the “Preliminary Final Prospectus”);

3.      the pricing term sheet dated January 22, 2020 set forth on Annex II to the Underwriting Agreement (the “Term Sheet”);

4.      the final prospectus supplement dated January 22, 2020 relating to the Units (the “Final Prospectus”);

5.      the Underwriting Agreement;

6.      the Indenture;

7.      the Purchase Contract Agreement (the “Purchase Contract Agreement”), dated as of the date hereof, between the Company and Deutsche Bank Trust Company Americas, as purchase contract agent (the “Purchase Contract Agent”), as attorney-in-fact for the holders of equity-linked securities from time to time and as Trustee under the Indenture;

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8.      the global certificate representing the Units;

9.      the global certificate representing the Purchase Contracts initially annexed to the Units; and

10.    the global certificate representing the Amortizing Notes initially annexed to the Units.

In addition, we have examined such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below. We have also relied upon oral and written statements of officers and representatives of the Company, the representations and warranties of the Company made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

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1.                  The Purchase Contracts, when duly authenticated by the Purchase Contract Agent, and duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Purchase Contracts may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2.                  The Amortizing Notes, when duly authenticated by the Trustee, and duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Amortizing Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

3.                  The Units, when duly authenticated by the Purchase Contract Agent and the Trustee, duly executed and delivered by the Purchase Contract Agent as attorney-in-fact for the holders, and duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except that the enforceability of the Units may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

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The opinions expressed above are limited to the laws of the State of New York and the federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP